AMERICAN LORAIN RECEIVES NYSE MKT NOTICE

LINYI CITY, China, April 24, 2017 /PRNewswire/ -- On April 18, 2017, American Lorain Corporation (NYSE MKT: ALN) (the “Company”) received a letter from NYSE MKT LLC (the “Exchange”) stating that the Exchange has determined that the Company is not in compliance with Sections 134 and 1101 of the NYSE MKT Company Guide (the “Company Guide”) due to the Company’s failure to timely file with the SEC its Annual Report on Form 10-K for the year ended December 31, 2016. The letter also states that the Company’s failure to timely file its Annual Report on Form 10-K is a material violation of its listing agreement with the Exchange and, therefore, pursuant to Section 1003(d) of the Company Guide, the Exchange is authorized to suspend and, unless prompt corrective action is taken, remove the Company’s securities from the Exchange.

The Exchange has informed the Company that, in order to maintain its listing on the Exchange, the Company must, by May 18, 2017, submit a plan of compliance (the “Plan”) advising the Exchange of actions it has taken or will take to regain compliance with Sections 134 and 1101 of the Company Guide by October 18, 2017 (the “Plan Period”). If the Plan is accepted by the Exchange, then the Company will be able to continue its listing during the Plan Period, during which time it will be subject to periodic monitoring for compliance with the Plan. If the Company does not submit a Plan or the Company’s Plan is not accepted by the Exchange, then the Company will be subject to delisting proceedings. Furthermore, if the Plan is accepted by the Exchange, but the Company is not in compliance with the continued listing standards of the Company Guide by October 18, 2017, or if the Company does not make progress consistent with the Plan during the Plan Period, then the Exchange staff will initiate delisting proceedings as appropriate.

Si Chen, the Chairman of the Company, stated, “We understand our obligations under applicable NYSE rules and intend to fully comply with these requirements.”

About American Lorain Corporation

American Lorain Corporation is China's leading chestnut, convenience food product and frozen food product manufacturer. The company currently has 13 world-class standards of food production lines, which can supply more than 200 products. For domestic trade, it has more than thirty offices, with its sales network covering large cities, medium-size cities and coastal cities all over China. Regarding international trade, the products are exported to more than 40 countries and regions, such as Japan, South Korea, Taiwan, Southeast Asia and Europe, which provides our company a high reputation in the international market.

Company Contact

Chen Xing
(86) 18669512977